EXHIBIT 3.3

                                ARTICLES OF AMENDMENT

                                          OF

                               CASINO CONSULTANTS INC.




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                               ARTICLES OF AMENDMENT
                                         OF
                              CASINO CONSULTANTS, INC.

     The Articles of Amendment to the original Articles of Incorporation of CASINO CONSULTANTS, INC. Nevada corporation are set up as follows:

                                  A.   ARTICLE I -

     The name of the corporation (hereinafter called the corporation) Is CASINO CONSULTANTS, INC.

                              AMENDMENT - ARTICLE I -

     The name of the corporation in amended to: A.S. NETWORK INC.

                                  B.   ARTICLE IV

     The total amount of authorized shares is 2500 having no par value.

                              AMENDMENT - ARTICLE IV

      The total amount of authorized shares in 50,000,000 at a par of .001

                                    AMENDMENT

     At the Special Shareholders Meeting held September 15 1992. by a vote of the Shareholders the issued and outstanding 2500 shares was forward split twenty thousand (20,000) for one increasing the issued and outstanding shares to Fifty Million (50,000,000)

     As of the date of the Special Meeting of Shareholders the Company had issued and outstanding twenty five hundred (2500) shares of no par value stock, all of which were to vote on the proposed amendments None of the shares were entitled to vote as a class.


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     At the Special Stockholders Meeting held September 15, 1992, twenty three hundred and fifty (2350) voted in favor of the amendments and none (0) voted against the amendments. None of the shares were entitled to vote as a class.

Dated this 15th day of September 1992.

                                                 Donald Bradley, President

                                                 Shirlene M. Bradley,
Secretary

STATE OF  NEVADA
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COUNTY OF  CLARK
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On  SEPTEMBER 22, 1992,  personally appeared before me.
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a notary public, who acknowledged THAT DONALD BRADLEY
                                  -------------------
AND SHIRLENE M. BRADLEY executed the above instrument.
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                              /S/ Rozella Richins

NOTARY STAMP OR SEAL
ROZELLA RICHINS
Notary   Public - Nevada 0
Clark County
My appt. exp.  Jan- 9. 1994


RECEIVED
SEP 23, 1992
Secretary of State

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